EXHIBIT 5
                               Opinion of Counsel


Juniata Valley Financial Corp.
Bridge and Main Streets
Mifflintown, PA 17059


Re:  2000 Incentive Stock Option Plan Form S-8 Registration

Gentlemen:

     This opinion is rendered in connection with the Registration Statement filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, under which up to 200,000 shares of common stock of Juniata Valley Financial Corp. (the "Company"), par value $1.00 per share, are to be registered pursuant to the Company's 2000 Incentive Stock Option Plan.

     We have reviewed the corporate proceedings relating to the proposed stock offering and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of common stock covered by the Registration Statement will, when issued in accordance with the terms set forth in the Prospectus, applicable law and the Bylaws of the Company, be validly issued, fully paid and nonassessable by the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

                                    Very truly yours,
                                    METTE, EVANS & WOODSIDE


                                    By /s/ Bradley A. Walker
                                       ------------------------------
                                       Bradley A. Walker, Esquire